Execution Version
ORDINARY SHARE REPURCHASE AGREEMENT
This Ordinary Share Repurchase Agreement, dated as of June 1, 2026 (this “Agreement”), is entered into by and between Greenlight Capital Re, Ltd., a Cayman Islands exempted company (the “Company”), and the David M. Einhorn 2021-07 Family Trust (the “Seller”), an affiliate of David Einhorn.
WHEREAS, Seller beneficially owns that number of Ordinary Shares (as defined below) set forth opposite its name on Schedule A of this Agreement;
WHEREAS, the Company intends to enter into and effectuate repurchases of Ordinary Shares pursuant to and in accordance with the June 10b5-1 Plan (as defined below); and
WHEREAS, in order to reduce the likelihood of any adverse tax consequences to holders of Ordinary Shares due to the repurchase of Ordinary Shares made by the Company pursuant to and in accordance with the June 10b5-1 Plan, the Company desires to repurchase from the Seller, and Seller desires to sell to the Company, that number of Ordinary Shares calculated pursuant to the formula set forth on Schedule B hereto (such Ordinary Shares being the “Repurchased Shares”), in the manner and for the consideration set forth below, on the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, for and in consideration of the mutual promises set forth in this Agreement and other valuable consideration, the receipt and sufficiency of which the parties to this Agreement hereby acknowledge, and upon the terms and subject to the conditions of this Agreement, the parties agree as follows:
1.Definitions. For purposes of this Agreement, capitalized terms used herein but not defined elsewhere in this Agreement shall have the meanings ascribed below.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that:
(a)    no securityholder of the Company shall be deemed to be an Affiliate of any other securityholder solely by reason of any investment in the Company, and
(b)    the Company, its Subsidiaries and any of the Company’s other controlled Affiliates shall not be deemed an Affiliate of Seller or any of its respective Affiliates.
For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Board” means the board of directors of the Company.
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“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, New York or George Town, Cayman Islands are authorized by law to close.
“Closing” shall have the meaning ascribed to it in Section 3.1 of this Agreement.
“Closing Date” shall have the meaning ascribed to it in Section 3.1 of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Companies Act” means the Companies Act (as revised) of the Cayman Islands.
“Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any event, change, occurrence, state of facts, development, circumstance or condition that, individually or in the aggregate, would, or would reasonably be expected to, prevent or delay the Repurchase.
“Exchange Act” shall have the meaning ascribed to it in Section 6.6 of this Agreement.
“Governmental Authority” means any transnational, or domestic or foreign, federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof.
“Investor Material Adverse Effect” means, with respect to Seller, any event, change, occurrence, state of facts, development, circumstance or condition that, individually or in the aggregate, would, or would reasonably be expected to, prevent or delay the Repurchase.
“June 10b5-1 Plan” shall have the meaning ascribed to it in Section 6.1 of this Agreement.
“Mems & Arts” means the Fourth Amended and Restated Memorandum and Articles of Association of Greenlight Capital Re, Ltd.
“Ordinary Shares” means the ordinary shares of the Company each having a par value of $0.10 per share, and any shares into which the Ordinary Shares may thereafter be converted or changed.
“Per Share Price” means an amount equal to the weighted average price per Ordinary Share, excluding any commissions, paid by the Company in connection with the repurchases of Ordinary Shares made by the Company pursuant to and in accordance with the June 10b5-1 Plan, if any.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Purchase Price” shall have the meaning ascribed to it in Section 2.1 of this Agreement.

“Repurchased Shares” shall have the meaning ascribed to it in the third Whereas clause of this Agreement.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions that the Person directly or indirectly owns.
“Taxes” means any and all U.S. federal, state and local and foreign, or provincial taxes, assessments and other governmental charges, duties, impositions, levies, customs, tariffs, fees and liabilities of the same or similar nature of a tax, including taxes based upon or measured by gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, premium, goods and services, excise (including excise tax under Section 4501 of the Code), branch, capital stock, utility, net worth, stamp, property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), whether direct or indirect or disputed or not, together with all interest, penalties and additions imposed with respect to such amounts or such interest, penalties, or additions.
2.Repurchase of Shares.
2.1Subject to the terms and conditions of this Agreement and provided that the Company enters into and effectuates repurchases of Ordinary Shares pursuant to the June 10b5-1 Plan, at the Closing (as defined below), Seller shall sell to the Company, and the Company shall repurchase from Seller, the Repurchased Shares in accordance with section 37 of the Companies Act, free and clear of any and all liens (other than those imposed under the Mems & Arts or applicable securities laws), for an aggregate cash purchase price (the “Purchase Price”) equal to the product of the number of Repurchased Shares multiplied by the Per Share Price (the “Repurchase”). Notwithstanding the foregoing and for the avoidance of doubt, if the Company does not enter into or does not repurchase any Ordinary Shares pursuant to and in accordance with the June 10b5-1 Plan the Seller shall not be obligated to sell any Ordinary Shares to the Company and the Company shall not be obligated to make any Repurchases from the Seller.
2.2The parties acknowledge and agree that, upon completion of the Repurchase, the Repurchased Shares repurchased hereunder shall be treated as cancelled on purchase in accordance with section 37(3)(g) of the Companies Act, whereupon all rights and incidents of ownership attaching to such Ordinary Shares shall cease. Subject to the completion of the Repurchase, Seller irrevocably acknowledges that the Company’s update of its register of members to reflect such cancellation shall be conclusive as to the cancellation and the Seller’s cessation of any rights in respect of the Repurchased Shares, and the Seller shall have no further right, title or interest therein as of the time of cancellation. For the avoidance of doubt, no dividends, distributions or other rights with a record date after the time of cancellation shall accrue to the Seller in respect of the cancelled Ordinary Shares.
3.Closing.
3.1Time of Closing. The closing of the Repurchase (the “Closing”) shall take place telephonically and through the mutual exchange via electronic means of executed copies of documents (including in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document) on

August 3, 2026, subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions in Section 7 applicable to the Closing to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions) or at such other time and place as the Company and the Seller mutually agree (such date, the “Closing Date”).
3.2Closing Deliverables. Subject to the terms and conditions contained herein,
(a)At the Closing, Seller shall deliver or cause to be delivered to the Company:
(i)an irrevocable instruction, in a customary form reasonably satisfactory to the Company, directing the Company’s registered office provider to update the register of members to reflect the transfer to, and cancellation by, the Company of the Repurchased Shares;
(ii)the certificate of Seller that Section 7.2(d) requires; and
(iii)a duly completed Internal Revenue Service Form W-9 executed by Seller (or, if Seller is classified as an entity disregarded as separate from another Person for U.S. federal income Tax purposes, the Person that is treated as its regarded owner for those purposes).
(b)At the Closing, the Company shall deliver to Seller:
(i)aggregate cash consideration equal to the Purchase Price to an account that Seller designates in writing to the Company at least two Business Days prior to the Closing; and
(ii)the certificate of the Company that Section 7.1(d) requires.
4.Representations of the Company. The Company hereby represents and warrants to Seller that:
4.1Organization. The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. The Company is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the conduct of its business requires licensing or qualification, except where failure to so qualify would not have a Company Material Adverse Effect.
4.2Authority. The Company has the corporate power and authority to execute, deliver and perform this Agreement and to carry out its obligations pursuant to this Agreement. The Company’s execution, delivery and performance of this Agreement and the consummation of the transactions that this Agreement contemplates have been duly authorized by all requisite corporate action on the part of the Company. The Company has duly and validly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Seller, this Agreement constitutes (and each of the other documents to which the Company is or will be a party when executed and delivered at the Closing, will constitute) a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

4.3No Conflicts. None of the Company’s execution and delivery of this Agreement, nor the Company’s consummation of the transactions that this Agreement contemplates, will:
(a)conflict with or violate any provision of the Mems & Arts;
(b)violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default), result in the termination of or a right of termination or cancellation, or result in the loss of any benefit or require a payment or incur a penalty under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except as would not reasonably be expected to have a Company Material Adverse Effect, after giving effect to the transactions that this Agreement contemplates; or
(c)violate any law or any judgment, ruling, order, writ, injunction or decree (collectively, “Judgments”) applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets.
4.4Governmental Approvals. Except for the securities or blue sky laws of various states or filings required by or compliance with federal securities laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the Company’s execution and delivery of this Agreement, the Company’s performance of its obligations under this Agreement and the Company’s consummation of the transactions that this Agreement contemplates, other than any of those consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
4.5Actions. As of the date of this Agreement, there is no action, suit, investigation or proceeding, governmental, regulatory or otherwise by or before any court or other Governmental Authority, pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries that would reasonably be expected to prevent the Repurchase.
4.6No Other Representations or Warranties. Except for the representations and warranties that Section 5 expressly sets forth and those in any certificate delivered in connection with this Agreement, the Company acknowledges that no Person, including Seller,
(a)has made or is making any other express or implied representation or warranty with respect to Seller or its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its representatives or any information the Company or any of its representatives develops; or
(b)will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its representatives, or the use by the Company or any of its representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its representatives.
The Company, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters in this Section 4.6.

4.7No Brokers. Neither the Company nor any of its Subsidiaries is bound by or subject to any Contract with any Person that will result in Seller being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the consummation of the Repurchase.
5.Representations of Seller. Seller hereby represents and warrants to the Company that:
5.1Organization. Seller is an irrevocable grantor trust duly organized, validly existing and in good standing under the laws of the state of New York. Seller is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the conduct of its business requires such licensing or qualification, except where failure to so qualify would not have an Investor Material Adverse Effect.
5.2Ownership of Ordinary Shares. Seller is the beneficial and record owner of that number of fully paid Ordinary Shares set forth opposite its name on Schedule A hereto free and clear of any and all liens (other than those imposed under the Mems & Arts or applicable securities laws), and, at the Closing, Seller will deliver to the Company the Repurchased Shares free and clear of liens (other than those imposed under the Mems & Arts or applicable securities laws). Seller has not granted any rights to purchase any of the Ordinary Shares set forth opposite its name on Schedule A hereto to any other Person. Seller has the sole right to transfer all of the Ordinary Shares set forth opposite its name on Schedule A hereto to the Company.
5.3Authority. Seller has the corporate or other power and authority to execute, deliver and perform this Agreement and to carry out its obligations under this Agreement. Seller’s execution, delivery and performance of this Agreement and the consummation of the Repurchase and the transactions that this Agreement contemplates have been duly authorized by all requisite trust action on the part of Seller. Seller has duly and validly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes (and each of the other documents to which Seller is or will be a party when executed and delivered at the Closing, will constitute) a valid and binding obligation of Seller enforceable against Seller in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
5.4No Conflict. Seller’s execution, delivery and performance of this Agreement, and the consummation of the Repurchase and the transactions that this Agreement contemplates, will not:
(a)conflict with or violate any provision of its organizational documents;
(b)violate any law or Judgment applicable to Seller or any of its properties or assets, except as would not reasonably be expected to have an Investor Material Adverse Effect; or
(c)violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default), result in the termination of or a right of termination or cancellation, or result in the loss of any benefit or require a payment or incur a penalty, in each case, under any of the terms or provisions of any Contract to which Seller is a party or accelerate Seller’s obligations under any Contract, except as would not reasonably be expected to have an Investor Material Adverse Effect.
5.5Governmental Approvals. Except for the securities or blue sky laws of the various states or filings required by or compliance with federal securities laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any

Governmental Authority is necessary for Seller’s execution and delivery of this Agreement, Seller’s performance of its obligations under this Agreement and Seller’s consummation of the Repurchase and the transactions that this Agreement contemplates, other than those consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.
5.6Actions. As of the date of this Agreement, there is no action, suit, investigation or proceeding, governmental, regulatory or otherwise by or before any court or other Governmental Authority, pending or, to the knowledge of Seller, threatened, against Seller that would reasonably be expected to have an Investor Material Adverse Effect.
5.7Tax Liability. Seller has reviewed with its own Tax advisors the U.S. federal, state and local and foreign Tax consequences of the transactions that this Agreement contemplates. Seller has relied solely on its advisors and not on any statements or representations of the Company or any of its agents regarding Tax consequences to Seller that may result from the transactions that this Agreement contemplates. Seller confirms that it (and not the Company) shall be responsible for any Tax liability of Seller that may arise as a result of the Repurchase and the transactions that this Agreement contemplates. To the extent required by applicable U.S. federal income Tax law, the Company shall be permitted to deduct and withhold from any amounts payable to Seller pursuant to this Agreement any Taxes that the Company is required to withhold under the Code. For the avoidance of doubt, the Company shall have no obligation to “gross up” or otherwise increase any payment to Seller to account for any such withholding, and any amounts so withheld shall be treated as having been paid to Seller for all purposes of this Agreement.
5.8Access to Data. Seller has had access to and has had the opportunity to review, the information and records of the Company deemed sufficient by Seller for purposes of conducting Seller’s own independent review and analysis of the Company’s business, prospects and financial condition. Seller has had an opportunity to discuss the Company’s business, management and financial affairs with its management to its satisfaction. Seller has also had an opportunity to ask questions of officers of the Company, which questions were answered to Seller’s satisfaction. Seller acknowledges the value of the Repurchased Shares may be or become higher than the Per Share Price payable on the Closing Date, and Seller acknowledges that it has received all information it has deemed appropriate or necessary to enable Seller to evaluate its decision to sell the Repurchased Shares to the Company.
5.9No Reliance. Seller and its representatives may have received, and may continue to receive from the Company and its representatives, certain estimates, projections, forecasts and other forward-looking information regarding the Company and its Subsidiaries. Seller acknowledges that:
(a)there are uncertainties inherent in attempting to make these estimates, projections, forecasts and other forward-looking statements with respect to which Seller is familiar;
(b)Seller is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information so furnished; and
(c)Seller will have no claim against the Company or any of its Subsidiaries, or any of their respective representatives, with respect thereto.
5.10No Other Company Representations or Warranties. Except for the representations and warranties that Section 4 expressly sets forth, and in any certificate delivered in connection with this Agreement, Seller hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person,
(a)has made or is making any other express or implied representation or warranty with respect to the Company or its respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to Seller any of its representatives or any information developed by Seller or any of its representatives; or
(b)will have or be subject to any liability or indemnification obligation to Seller resulting from the delivery, dissemination or any other distribution to Seller or any of its representatives, or the use by Seller or any of its representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Seller or any of its representatives.
Seller, on behalf of itself and on behalf of its controlled Affiliates, expressly waives any such claim relating to the foregoing matters in this Section 5.10.
5.11Independent Review. Seller acknowledges (for itself and on behalf of its Affiliates and representatives) that it has conducted, to its satisfaction, its own independent investigation with such investment, legal, Tax, accounting and other advisers as it deemed necessary of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Repurchase and the transactions that this Agreement contemplates, including Seller’s sale of the Repurchased Shares. Seller and its representatives have relied exclusively on the results of their own independent investigation without reliance on any representation or warranty of the Company other than those contained in Section 4 of this Agreement or any advice from the Company.
5.12No Brokers. Neither Seller nor any of its Affiliates is bound by or subject to any Contract with any Person that will result in the Company being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the consummation of the Repurchase.
5.13Tax. As of the date of this Agreement, other than as set forth opposite Seller’s name on Schedule A hereto, Seller does not have beneficial or record ownership of any Ordinary Shares, stock or other equity interest (for U.S. federal income Tax purposes) in the Company. None of Seller, David Einhorn or any of David Einhorn’s controlled Affiliates has any plan or intention to acquire record or beneficial ownership of any additional Ordinary Shares, stock or other equity interest (for U.S. federal income Tax purposes) in the Company. Seller is a U.S. person as defined under Section 7701(a)(31) of the Code. The Internal Revenue Service Form W-9 that Seller will provide to the Company at Closing pursuant to Section 3.2(a)(iii) is valid and accurate.
6.Covenants.
6.1Rule 10b5-1 Repurchase Agreement. In accordance with the Company’s previously disclosed share repurchase plan approved by the Board on April 28, 2026 which is described in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, the Company shall on June 3, 2026 enter into a customary Rule 10b5-1 repurchase agreement in order to repurchase Ordinary Shares upon such terms and conditions as the Company shall determine in its sole discretion (the “June 10b5-1 Plan”). For the avoidance of doubt, Seller shall have no obligation to sell any Ordinary Shares to the Company pursuant to this Agreement unless and until the Company has entered into the June 10b5-1 Plan and has effectuated repurchases of Ordinary Shares thereunder.
6.2[RESERVED]
6.3Fees and Expenses. Each party agrees that no party shall be required to bear any fees or expenses of the other party in connection with this Agreement or the transactions contemplated hereby.
6.4Acknowledgement and Consent. Notwithstanding anything herein to the contrary and for the avoidance of doubt, Seller acknowledges and agrees that the Company shall be under no obligation to enter into or to effectuate any repurchases of Ordinary Shares pursuant to the June 10b5-1 Plan.
6.5Transferability of Ordinary Shares. Seller hereby acknowledges and agrees that, prior to the Closing, it shall not transfer any Ordinary Shares set forth opposite its name on Schedule A hereto under any circumstances to any other Person, other than to the Company in connection with the Closing.
6.6Rule 16b-3. Prior to the Closing, the Board shall adopt resolutions exempting the Repurchase under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in substantially the form mutually agreed by the parties prior to the date hereof. The Company shall provide the Seller a copy of such adopted resolutions.
6.7[RESERVED]
6.8Cooperation on Cancellation. Seller shall take all actions and execute all documents reasonably requested by the Company to effect the transfer to, and cancellation by, the Company of the Repurchased Shares, including to enable prompt update of the Company’s register of members.
6.9Public Announcements. Except as may be required by applicable law, no party shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions that this Agreement contemplates, without prior consultation with the other parties as to the timing and contents of any announcement or communications; provided, however, that nothing contained in this Agreement shall prevent any party from promptly making all filings with, or required by, any governmental entity or disclosures with the stock exchange, if any, on which the Ordinary Shares are listed, as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the Repurchase and the transactions that this Agreement contemplates, in each case following a reasonable opportunity to review and comment by the other party.

7.Conditions to Closing.
7.1Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions that this Agreement contemplates to be consummated at the Closing is subject to the satisfaction of the following conditions, any of which may be waived in writing by Seller.
(a)No Judgments. No temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable law shall be in effect enjoining or otherwise prohibiting consummation of the transactions to be consummated on such Closing Date.

(b)Representations and Warranties and Covenants of the Company. The representations and warranties of the Company set forth in Section 4 shall be true and correct (with respect to representations qualified by materiality or Company Material Adverse Effect) or true and correct in all respects (with respect to all other representations), in each case, as of the date of this Agreement and as of the Closing as though made on and as of that date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case the representation and warranty shall be true and correct as of such earlier date).
(c)Performance of Obligations of the Company. The Company shall have performed, in all material respects, all obligations that this Agreement requires to be performed by it on or prior to the Closing Date.
(d)Delivery of a Certificate. The Company shall have delivered a certificate to Seller, executed by the Company or one or more of its duly authorized representatives, as the case may be, as to the matters referred to in Sections 7.1(b) and 7.1(c).
(e)Calculation of Number of Repurchased Shares and Per Share Price. At least one Business Day prior to the Closing, the Company shall have delivered to Seller a certificate setting forth (i) the number of Repurchased Shares, and the calculation thereof, and (ii) the Per Share Price, and the calculation thereof.
7.2Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions that this Agreement contemplates to be consummated at the Closing is subject to the satisfaction of the following conditions, any of which may be waived in writing by the Company.
(a)No Judgments. No temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable law shall be in effect enjoining or otherwise prohibiting consummation of the transactions to be consummated on the Closing Date.
(b)Representations and Warranties and Covenants of Seller. The representations and warranties of the Seller set forth in Section 5 (other than Section 5.2) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Investor Material Adverse Effect” or words of similar import set forth therein) as of the date of this Agreement and as of the Closing as though made on and as of that date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had, and would not be reasonably expected to have, an Investor Material Adverse Effect. The representations and warranties of Seller set forth in Section 5.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of that date.
(c)Performance of the Obligations of Seller. Seller shall have performed, in all material respects, all obligations required by this Agreement to be performed by it on or prior to the Closing Date.
(d)Delivery of a Certificate. Seller shall have delivered a certificate to the Company, executed by Seller or one or more duly authorized representatives thereof, as the case may be, as to the matters referred to in Section 7.2(b) and 7.2(c).

8.Termination.
8.1This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)by written agreement of all of the parties;
(b)by either the Company, on the one hand, or the Seller, on the other hand, by giving written notice of the termination to the party or parties if the Closing shall not have occurred on or prior to August 3, 2026 and the failure of the Closing to occur is not caused by a breach of this Agreement by the party or parties seeking to terminate this Agreement pursuant to this Section 8.1(b); or
(c)by either the Company, on the one hand, or Seller, on the other hand, if either (i) the Company has not entered into the June 10b5-1 Plan on or before June 3, 2026, or (ii) the Company has not repurchased any Ordinary Shares pursuant to the June 10b5-1 Plan by August 3, 2026.
8.2In the event of any termination of this Agreement pursuant to this Section 8, this Agreement shall be terminated, and there shall be no further liability or obligation under this Agreement on the part of any party; provided, however, that nothing contained in this Agreement (including this sentence) will relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
9.Miscellaneous.
9.1Survival. The covenants made in this Agreement that by their terms are to be performed following the Closing (including the covenants, agreements and restrictions set forth in Section 6 and this Section 9) shall survive the Closing and remain operative and in full force and effect until terminated in accordance with their respective terms. Regardless of any purported general termination of this Agreement, the provisions of Sections 8.2 and 9 shall remain operative and in full force and effect, unless the Company and the Seller execute a writing that expressly terminates such rights and obligations as between the Company, on the one hand, and the Seller, on the other hand.
9.2Notices. All notices, requests and other communications to any party hereunder shall be in writing (including in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document) and shall be given:
if to the Company:
Greenlight Capital Re, Ltd.
65 Market Street
Suite 1207, Jasmine Court
P.O. Box 31110
Camana Bay
Grand Cayman, KY1-1205
Cayman Islands
Attention:    David Sigmon, General Counsel
Email:     dsigmon@greenlightre.com

if to Seller:
The David M. Einhorn 2021-07 Family Trust
c/o DME Capital Management, LP
140 E 45th Street
24th Floor
New York, NY 10017
Attention: Andrew Weinfeld and Daniel Roitman, Trustees
Email:     aweinfeld@greenlightcapital.com and
    droitman@greenlightcapital.com

with a copy to:

David Einhorn
c/o DME Capital Management, LP
140 E 45th Street
24th Floor
New York, NY 10017
Attention: David Einhorn
Email:     statements@greenlightcapital.com
or such other address, email address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and the day is a Business Day; provided, however, that all electronic submissions shall be deemed received only upon confirmation of receipt. Otherwise, any notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.
9.3Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without regard to the conflicts of laws rules of such jurisdiction.
9.4Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Cayman Islands, and each of the parties irrevocably consents to the jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
9.5WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS THAT THIS AGREEMENT CONTEMPLATES.

9.6Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.
9.7Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, the amendment or waiver is in writing and is signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
9.8Counterparts; E-Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart of this Agreement signed by all of the other parties. Until and unless each party has received a counterpart of this Agreement signed by the other parties, this Agreement shall have no effect, and no party shall have any right or obligation under this Agreement (whether by virtue of any other oral or written agreement or other communication). Except as expressly set forth in this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.
9.9Interpretation. The section headings contained in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of this Agreement. Unless the context specifically requires to the contrary, when used in this Agreement:
(a)the words “include”, “includes” or “including” mean “including, without limitation”;
(b)the word “or” means “one or more of”;
(c)the word “party” means each of the Company and Seller;
(d)references to a particular section shall refer to a section or subsection of this Agreement;
(e)references to a particular schedule or exhibit are references to the schedules or exhibits of this Agreement;
(f)references to the singular shall include the plural, and vice versa; and
(g)references to a particular gender shall include all genders as well as unspecified genders.
9.10Successors and Assigns. Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties. Subject to the foregoing and except as provided in this Agreement, this Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
9.11Severability. If a court of competent jurisdiction or other authority holds any term, provision, covenant or restriction of this Agreement to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions that this Agreement contemplates is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions that this Agreement contemplates be consummated as originally contemplated to the fullest extent possible.
9.12Expenses. Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the Repurchase and the transactions that this Agreement contemplates.
9.13Remedies. Each party acknowledges the other parties would be irreparably damaged, and that money damages would not be an adequate remedy, if any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party shall be entitled, without proof of damages, to enforce any provision of this Agreement by a decree of specific performance and shall have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach. All rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by the party.
[Remainder of Page Left Blank Intentionally]

In witness whereof, the parties have caused this Agreement to be executed as of the day and year first above written.

COMPANY:

GREENLIGHT CAPITAL RE, LTD.

By:	/s/ Faramarz Romer
Name: Faramarz Romer
Title: Chief Financial Officer

[Signature Page to Ordinary Share Repurchase Agreement]

THE DAVID M. EINHORN 2021-07 FAMILY TRUST

By:	/s/ Andrew Weinfeld
Name: Andrew Weinfeld
Title: Independent Trustee

By:	/s/ Daniel Roitman
Name: Daniel Roitman
Title: Independent Trustees

[Signature Page to Ordinary Share Repurchase Agreement]

SCHEDULE A

Seller Name	Number of Ordinary Shares Beneficially Owned
The David M. Einhorn 2021-07 Family Trust	1,390,488

SCHEDULE B
Calculation of Repurchased Shares
The number of Repurchased Shares will be a number of Ordinary Shares equal to 33% of the aggregate number of Ordinary Shares repurchased by the Company pursuant to and in accordance with the June 10b5-1 Plan during the period beginning on the effective date of the June 10b5-1 Plan and ending on the trading day immediately preceding the Closing Date, rounded down to the nearest whole Ordinary Share.